Exhibit 10.5

Personal Employment Agreement

This Personal Employment Agreement ("Agreement") is entered into as of January 1, 2006 by and between IXI Mobile (R&D) Ltd., a company organized under the laws of the State of Israel, having its principal office at 17 Ha’Tidhar Str. Raanana (the "Company") and of Gideon Barak (“You” or the "Employee").

WHEREAS Employee previously provided services to the Company, including within the framework of a service management agreement, which agreement has been terminated by agreement between the Company and the Employee as of January 1, 2006; and

WHEREAS the Company desires to engage Employee for its activities as may be defined from time to time, and Employee represents that he has the requisite skill and knowledge; and

WHEREAS the parties desire to set forth herein the terms and conditions of Employee’s engagement by the Company, effective as of the date of this Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	The position

1.1.
You shall be employed in the position of Chairman of the Company, and within the framework of such position shall also serve as the Chairman of the Company’s parent corporation, IXI Mobile Inc. (the “Parent Company” and the “Position”, respectively). You shall perform such services and duties as are normally incident to the Position and that are commensurate with your background, education and professional standing or as are otherwise requested by the Company’s and/or the Parent Company’s Boards of Directors acting in coordination (the “Board”). You shall work at the direction, and subject to the approval of, and shall report to, the Board.

1.2.
You shall perform your obligations under the Position in such locations as shall be determined by you to be required for the fulfillment of such obligations, provided however that you acknowledge and agree that the performance of your duties hereunder may require significant international travel, including to the Parent Company’s facilities in the U.S. The Company acknowledges and agrees that you are engaged in other business or professional activities, including, without limitation, investing and forming other companies, managing and holding a board seat with various companies and various advisory positions. Subject to the other provisions of this Section 1.2, it is agreed that you are being engaged in a management position which requires a special degree of skill and devotion, and therefore you agree to devote the necessary time for the fulfillment of your duties under the Position You shall perform your duties diligently and in furtherance of the Company's best interest.

1.3.
It is hereby acknowledged and agreed that Employee’s Position in the Company shall be deemed a senior position and/or one which shall require a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee, and therefore the provisions of The Work and Rest Hours Law, 1951 (the “Work and Rest Hours Law”), shall not apply to Employee’s employment with Company.

2.	Term and Termination

2.1.
You will commence your duties on the date set forth in Exhibit A (the "Commencement Date"). This Agreement shall commence on the Commencement Date and shall continue until it is terminated as hereafter provided.

2.2.
Either party may terminate this Agreement and the employment relationship hereunder without any reason or explanation at any time by giving the other party 90 days prior notice. Notwithstanding the aforesaid, in the event of a Justifiable Cause (as defined hereafter), the Company shall be entitled to terminate this Agreement immediately and this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term "justifiable cause" shall mean (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or your engagement in any prohibited business or business which is competitive to the business of the Company and its subsidiaries or affiliates; (b) any willful failure to perform any of your fundamental functions or duties hereunder which has or is expected to seriously damaged the Company, or (c) any other cause which justifies, according to applicable law, the termination or dismissal of an employee without payment of full severance compensation.

2.3.
During the period following notice of termination by either party, you shall cooperate with the Company and use your best efforts to assist the integration into the Company of the person or persons who will replace you and assume your responsibilities. During the aforesaid period, the employer-employee relationship shall continue and you shall be entitled to full Salary and all benefits as provided for in this Agreement.

3.	Salary

3.1.	The Company shall pay you as compensation for the employment services hereunder, an aggregate monthly compensation set forth in Exhibit A (the “Salary”).

3.2.	The Company shall pay you an additional amount set forth in Exhibit A on account of any and all daily travel expenses to which you may be entitled under applicable law (the “Travel Expenses”).

3.3.	The Salary shall be paid in NIS and linked to the US dollar based on the representative rate of exchange of the US dollar known on the last day of the month to which the Salary relates.

3.4.	Payment of the Salary shall be made no later then the 7th day of each calendar month after the month for which the salary is being paid.

3.5.	The Company shall deduct the required taxes and similar payments from the Salary and from all other payments made to you.

3.6.	Your Salary shall annually reviewed by the Company.

4.	Insurance Scheme and Benefits

4.1.
The Company shall insure you under an accepted "Manager's Insurance Scheme" to be selected by the Company, or, if you resquest so, under your existing "Manager's Insurance Scheme" (the "Insurance Scheme") (provided that in both cases the agent of the Manager’s Insurance Shceme shall be selected by the Company), as follows: (i) the Company shall pay an amount equal to 5% of the Salary towards the Insurance and shall deduct 5% from the Salary and pay such amount towards the Insurance for your benefit; (ii) the Company shall pay an amount of up to 2.5% of the Salary toward disability insurance, and (iii) the Company shall pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation.

4.2.
The Company shall pay your full Salary, including Insurance Scheme, social benefits and fringe benefits, during the period of your military reserve service (national Insurance Institute payment in connection with such military reserve duty shall be retained by the Company), subject to your submitting of the necessary relevant documentation.

4.3.
The Company and you shall maintain an advanced study fund (“Keren Hishtalmut”). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and you shall contribute to such fund an amount equal to 2.5% of the Salary. You hereby instruct the Company to transfer to such fund the amount of your contribution from each monthly Salary payment.

4.4.
It is clarified that the amount deducted from your payroll in connection with the lease and use of the automobile (if applicable) as set forth in section 5.4, will not be considered a part of the Salary in connection with Insurance Scheme and all benefits specified in this section.

5.	Additional Benefits

5.1.	You shall be entitled to be reimbursed for your necessary and actual business expenses in accordance with the Company’s policies, as the same shall change from time to time.

5.2.
You shall be entitled to that number of vacation days per year as set forth in Exhibit A. In the event that your activities on behalf of the Company shall preclude or limit your ability to take all or part of such vacation in any year, you shall be entitled to the balance of such vacation only in the next succeeding year or, if unable to take the balance in that next succeeding year, to receive an amount equal to the rate of salary then applicable to the vacation time not taken during such year.

5.3.	You shall be entitled to sick leave and Recreation Pay (“Dmei Havra'a”) pursuant to applicable law.

5.4.
At your option, and subject to the Company’s Agreement Regarding the Use of Rented/Leased Automobiles by Employees (the “Automobile Agreement”), the Company will grant you the right to use an automobile for the period of your employment and cover the expenses associated therewith as specified in the Automobile Agreement, and in such case, your Salary shall be decreased as set forth in Exhibit A. If and so long as you are furnished with an automobile as described above, you shall not be entitled to any Travel Expenses or to similar costs under any applicable law.

6.	Confidential Information, Invention Assignment, Competition and Solicitation

You hereby acknowledge and represent that you have read and understood, and that you will comply with, the Confidential Information, Invention Assignment, Competition and Solicitation Undertaking attached hereto as Exhibit B, which constitutes an integral part of this Agreement.

7.	Transition to Service Agreement

Company and Employee confirm and agree that, upon Employee’s request and at his option, Employee’s employment shall be terminated, without the requirement of prior notice, and Employee shall instead be immediately therafter providing services to the Company in the same position, scope and responsibilities pursuant to a service management agreement (the “Service Management Agreement”) in a mutually agreeable form similar to the terms of this Agreement except that (i) employer/employee relationship shall not exist in such relationship; (ii) sums payable to You shall be made against a duly issued tax invoice of any designated corporation controlled by You and which shall be designated by You from time to time,; (iii) the result of such change in the nature of relationship to a Service Management Agreement shall not result in any additional cost, liability or expense to the Company; (iv) all undertakings in Proprietary Information, Invention Assignment, Competition and Solicitation Undertaking shall remain unchanged. For the removal of doubt, it is hereby clarified that the change in the nature of the relationship between You and the Company to a Service Management Agreement under the circumstances set forth in this Section 7 shall not constitute a termination for purposes of any share option plan in effect at such time and/or any share option agreement entered into between Employee and the Company.

8.	General

8.1.	The preamble and Exhibits to this Agreement constitute an integral part thereof. Headings are included for reference purpose only and are not to be used in interpreting this Agreement.

8.2.
Each party represents and warrants to the other party that the execution of this Agreement and the fulfillment of its terms (i) will not constitute a breach of, or conflict with, any agreement to which such party is a party, or other undertaking by which it is bound, and (ii) do not require the consent of any person or entity.

8.3.
All notices in connection with this Agreement may be given orally, in writing or in any other form, whether at the Company’s offices or facilities, to the addresses set forth herein, or at any other appropriate location or address. Without derogating from the above, all notices in connection with this Agreement shall be deemed to have been delivered to the other party: (1) after three business days from the date of mailing, if sent by registered mail, (2) upon actual delivery or proof of delivery at the address of the addressee (in case of a refusal to accept it) if delivered by hand, or (3) upon electronic confirmation of receipt, if delivered by fax or other electronic means.

8.4.
No failure or delay of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or constitute a waiver of any breach by either party of any terms of conditions hereof.

8.5.
Any determination of the invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby. Should any of the terms contained herein (including in the Exhibits) be held to be excessively broad, such provision shall be construed in a manner so as to enable its enforcement to the extent permissible under applicable law.

8.6.
This Agreement constitutes the entire understanding and agreement between the parties and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented other than by a subsequent writing executed by both parties. The provisions of this Agreement are in lieu of any collective bargaining agreement, and therefore, subject to applicable law, no collective bargaining agreement shall apply with respect to the relationship between the parties.

8.7.	The laws of the State of Israel shall govern this Agreement and the competent courts of Tel Aviv shall have sole and exclusive jurisdiction in any matter arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Amit Haller	/s/ Gideon Barak
IXI Mobile (R&D) Ltd. By: Amit Haller Title: CEO	Employee Name: Gideon Barak

Exhibit A

To Personal Employment Agreement between
IXI Mobile (R&D) Ltd. and the employee whose name is set forth herein

Name of Employee:	Gideon Barak

ID No. of Employee:	054500434

Address of Employee:	13 Hagana Street, Ra’anana, 43422

Date of Employment Agreement:	As of January 1, 2006

Date on which Employee commenced employment with the Company:	January 1, 2006

Salary:	The Gross Amount which brings the total cost to the Company to $17,500, taking into consideration also the following: Managers Insurance; Keren Hishtalmut; Vacation Days; Havraa; the car deduction and its attributed income; and any mandatory deductions under applicable law

Vacation Days Per Year:	24

*
The Salary and Travel Expenses together shall be deemed to be the Salary for any and all purposes under this agreement and applicable law. If and for so long as you should choose to use a Company (leased) car, your Salary will be: (i) decreased by the amount (“deduction”) specified in the Company’s Automobile Policy, and (ii) increased by the amount which otherwise would have been paid to you as Travel Expenses.

/s/ Amit Haller	/s/ Gideon Barak
IXI Mobile (R&D) Ltd. By: Amit Haller Title: CEO	Employee Name: Gideon Barak

Exhibit B

To Personal Employment Agreement between
IXI Mobile (R&D) Ltd. and Gideon Barak (“you” or the “Employee”)

Proprietary Information, Invention Assignment, Competition and Solicitation Undertaking

As a condition of my employment with IXI Mobile (R&D) Ltd., its subsidiaries, parent company(ies), affiliates, successors or assigns (together - the “Company”), and in consideration for such employment and the compensation paid to me by the Company, I hereby agree to the following:

1.	Confidential and Proprietary Information

1.1.
I acknowledge and agree that I may have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology from the Company's product research and development, including without limitation, the Company's banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether written, oral or in any medium or form (including any confidential or proprietary information received from third parties under the Company’s obligation to maintain the confidentiality of such information), shall be referred to as "Proprietary information".

1.2.
Proprietary Information shall NOT include information that I can show by competent documentary evidence (i) was known to me prior to my association with the Company and can be so proven by documentation; (ii) shall have become a part of the public knowledge except as a result of my breach of this Agreement; or (iii) reflects information and data generally known in the industries or trades in which the Company operates.

1.3.
I agree and declare that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during my engagement by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company except as may be necessary in the ordinary course of performing my duties hereunder.

1.4.
Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and will not take with me any documents or materials or copies thereof containing any Proprietary Information.

2.	Disclosure and Assignment of Inventions

2.1.
From and after the date I first became employed with the Company, I undertake and covenant that I will promptly disclose in confidence to the Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secretsof any kind whatsoever, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment (whether or not in the course of my employment) (“Inventions”).

2.2.
I further agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company's business or current or anticipated research and development, are and will be the sole and exclusive property of the Company ("Company Inventions").

2.3.
I hereby irrevocably transfer and assign to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that I may have in or with respect to any Company Invention.

2.4.
I agree to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries, and will sign any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. In the event that I do not, for any reason, execute such documents within a reasonable time of the Company’s request, I hereby irrevocably appoints the Company as my attorney-in-fact for the purpose of executing such documents on my behalf, which appointment is coupled with an interest.

3.	Competition and Solicitation of Employees and Customers

In order to protect the Company’s goodwill and its proprietary and other legitimate interests, including, but not limited to, Proprietary Information, Company Inventions, and the Company’s ability to invest the necessary time and resources in its business, research and development, and in its present and future employees, including myself (including such employees’ formal and informal training and the development of their skills, knowledge and experience), I hereby agree and undertake as follows:

3.1.
I will not, so long as I am employed by the Company and for a period of six (6) months following termination of my employment for whatever reason, directly or indirectly, on behalf of myself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), either for my own account, or as an advisor, partner, joint venturer, executive, agent, consultant, licensor, licensee, salesperson, officer, director or shareholder of a Person, engage in any business or venture that directly competes with the business of the Company.

3.2.
For a period of six (6) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's senior management employees to leave their employment, or take away such employees, nor will I interfere with or disrupt or attempt to disrupt the Company’s business relationship with any of its customers, partners, shareholders or suppliers.

Date:

/s/ Gideon Barak
Signature

Name of Employee: Gideon Barak